Exhibit 99.1

FOR IMMEDIATE RELEASE

February 4, 2011

Contacts:                    Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES INCREASED EARNINGS

FOR FOURTH QUARTER AND FULL YEAR 2010

Highlights

•

Fourth quarter 2010: Net income of $12.6 million, or $0.32 per diluted common share, compared to net income applicable to common shareholders of $447 thousand, or $0.02 per diluted common share, for 4th quarter 2009

•

Full year 2010: Net income applicable to common shareholders of $25.8 million, or $0.72 per diluted common share, compared to a net loss of $8.4. million for the year 2009, or $0.38 per diluted common share for full year 2009

•	Maintains very strong capital and liquidity measures

•	Exceptional core deposits at 90% of total deposits

•	Branch network of 84 branches in Washington and Oregon, up 62% from year-end 2009.

•	Recognized as one of Washington’s Best Workplaces for 2010 by both the Puget Sound Business Journal and Seattle Business Magazine

TACOMA, Washington, February 4, 2011 — Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced net income of $12.6 million for the quarter ended December 31, 2010, compared to net income applicable to common shareholders of $447 thousand for the same quarter of 2009. On a diluted earnings per common share basis, net income was $0.32 for the fourth quarter compared with net income of $0.02 per share a year earlier. These results were achieved while the Company added $3.8 million to the provision for loan losses, excluding covered loans, for the quarter ended December 31, 2010, compared to $15.0 million for the fourth quarter of 2009. During the fourth quarter, the Company recorded $5.6 million in provision expense on its acquired loan portfolios.

Net income applicable to common shareholders for the year ended December 31, 2010 was $25.8 million, compared to a net loss of $8.4 million for 2009. On a diluted per common share basis, net income for

2010 was $0.72 compared with a net loss of $0.38 a year earlier. Earnings for the year 2010 were impacted by conversion expenses due to the two FDIC-assisted acquisitions, which closed during the first quarter of 2010. Including temporary help and vendor-related costs, conversion expenses recognized in 2010 were approximately $1.9 million.

Due to the repayment of the Capital Purchase Program funds in the third quarter, 2010, net income applicable to common shareholders for the fourth quarter 2010 and beyond does not include preferred dividends paid to the United States Treasury.

“We are pleased with our improved results for the quarter and for the year,” said Melanie Dressel, President and Chief Executive Officer. “During the year, we achieved significant progress in our often-stated goal of being a Pacific Northwest regional community bank. Our total assets increased by about 33% as a result of the FDIC-assisted acquisitions of Columbia River Bank and American Marine Bank during the first quarter. These transactions extended our geographic footprint into eastern Oregon and eastern Washington, as well as the Olympic Peninsula in western Washington. Our deposit market share reflects that growth; we now rank 9th in Washington and 12th in Oregon.”

Ms. Dressel continued, “Value to our shareholders increased, as our stock price appreciated approximately 30% during 2010. Bolstering our already strong capital ratios, we raised net proceeds of $229 million through a public offering during the second quarter. We also repaid in full the funds we received in the 4th quarter of 2008 as part of our participation in the U.S. Treasury’s Capital Purchase Program, and retired the related warrant.”

Ms. Dressel continued, “We believe our core strengths, ongoing dedication to our client-focused, community bank business model and our commitment to expanding our presence in the Pacific Northwest have positioned us well for further growth and profitability.”

Significant Influences on the Quarter Ended December 31, 2010

Net Interest Margin

Columbia’s net interest margin increased to 4.35% in the fourth quarter of 2010, up from 4.30% in the fourth quarter of 2009. The net interest margin in the fourth quarter was impacted due to accretion income on our acquired loan portfolios. The net interest margin was negatively impacted by interest reversals of $469 thousand related to loans moving to nonaccrual status during the quarter. The net interest margin for the fourth quarter, excluding the acquired loan accretion income and interest reversals, approximates the reported net interest margin.

For the full year 2010, Columbia’s net interest margin increased to 4.76% from 4.33% a year earlier. Interest reversals impacting the net interest margin for the year 2010 were $1.6 million. The net interest margin for the full year, prior to the acquired loan accretion income and interest reversals, was approximately 4.59%. Additionally, the net interest margin was negatively affected by larger levels of interest-earning cash invested at relatively low yields. The Company continues to seek attractive investment opportunities to reduce its level of overnight funds.

Liquidity

Columbia’s liquidity ratio of approximately 49% for the quarter translates into over $2.1 billion of available funding for our general operations and to meet the needs of our customers.

Balance Sheet

At December 31, 2010, Columbia’s total assets were $4.26 billion, an increase of 33% from $3.20 billion at December 31, 2009. Total shareholders’ equity at December 31, 2010 was $706.9 million, an increase of 34% from $528.1 million at December 31, 2009.

Loans not covered under the FDIC loss-sharing agreements (“noncovered loans”) were $1.92 billion at December 31, 2010, down 5% from $2.01 billion at December 31, 2009. The decrease was primarily centered in approximately $76 million in real estate loans and approximately $51 million in real estate construction loans. Offsetting these decreases was the increase in commercial business lending, which was up approximately $51 million for the year. The noncovered loan portfolio continues to be diversified, with the intent to mitigate risk by minimizing concentration in any one segment. The portfolio includes 42% commercial business loans, 5% total construction including commercial and residential, 3% one-to-four family residential real estate, and 9% consumer. Approximately 41% of the portfolio is commercial real estate, consisting of 59% income property and 41% owner occupied property. Net loans covered under the FDIC-loss sharing agreements (“covered loans”), which provide protection against credit risk, totaled $517.1 million at December 31, 2010.

Total deposits were $3.33 billion at December 31, 2010, an increase of 34% from $2.48 billion at December 31, 2009. Core deposits, defined as demand, savings, money market accounts and certificates of deposit under $100,000, totaled $3.0 billion at December 31, 2010, comprising 90% of total deposits. All categories of core deposits increased during 2010, with the largest increases centered in demand and other non-interesting bearing accounts, up approximately $321 million, and money market accounts, up approximately $317 million for the year.

The table below illustrates growth in core deposits on a linked-quarter basis, showing an increase in core deposits from the first quarter of 2010, while total deposits have been impacted as consumers have shifted away from certificates of deposit.

Three Month Ended	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 30, 2010
Total Deposits	3,327,269	$3,306,886	$3,284,947	$3,371,165
Core Deposits	2,998,482	$2,934,451	$2,831,319	$2,856,186
Core Deposits as a % of total deposits	90%	89%	86%	85%

Asset Quality

At December 31, 2010, nonperforming assets were $126.7 million, compared to $121.1 million at September 30, 2010 and $129.5 million at December 31, 2009. The increase in nonperforming assets for the quarter was primarily centered in the commercial business portfolio, offset by a decrease in real estate construction. The balance of the noncovered loan portfolio remained stable for the quarter, with modest improvements in permanent commercial real estate.

The table below sets forth information with respect to our nonaccrual loans, restructured loans, total nonperforming loans and total nonperforming assets.

(in thousands)	December 31, 2010	September 30, 2010	December 31, 2009
Nonaccrual noncovered loans:
Commercial business	$32,367	$17,490	$18,979
Real estate:
One-to-four family residential	2,996	3,063	1,860
Commercial and five or more family residential real estate	23,192	25,282	24,354

Total real estate	26,188	28,345	26,214
Real estate construction:
One-to-four family residential	18,004	25,653	47,653
Commercial and five or more family residential real estate	7,584	14,771	16,230

Total real estate construction	25,588	40,424	63,883
Consumer	5,020	5,147	1,355

Total nonaccrual loans	89,163	91,406	110,431
Restructured noncovered loans:
Commercial and five or more family residential real estate	5,747	5,777	—
One-to-four family residential construction	758	705	60

Total restructured noncovered loans	6,505	6,482	60

Total nonperforming noncovered loans	95,668	97,888	110,491
Noncovered real estate owned and other personal property owned	30,991	23,259	19,037

Total nonperforming noncovered assets	$126,659	$121,147	$129,528

For the quarter ended December 31, 2010, net loan charge-offs were approximately $5.1 million, compared to $13.2 million for the same period a year ago, and $6.4 million during the third quarter of 2010. Net charge-offs were primarily centered in commercial business, residential construction and term commercial real estate loans. For the year ended December 31, 2010, net loan charge-offs were $33.8 million, compared to $52.8 million for the year 2009.

The following table provides an analysis of the Company’s allowance for noncovered loan and lease losses at the dates and the periods indicated.

	Three Months Ended December 31,
(in thousands)	2010	2009
Beginning balance	$62,334	$51,688
Charge-offs:
Commercial business	(3,452)	(4,730)
One-to-four family residential	(302)	(175)
Commercial and five or more family residential real estate	(1,215)	(352)
One-to-four family residential	(1,900)	(5,963)
Commercial and five or more family residential real estate	(28)	(1,755)
Consumer	(1,039)	(1,217)

Total charge-offs	(7,936)	(14,191)
Recoveries:
Commercial business	1,612	219
One-to-four family residential	0	0
Commercial and five or more family residential real estate	79	3
One-to-four family residential	191	742
Commercial and five or more family residential real estate	775	0
Consumer	147	18

Total recoveries	2,804	982

Net (charge-offs)/recoveries	(5,133)	(13,210)
Provision charged to expense	3,791	15,000

Ending balance	$60,993	$53,478

Total noncovered loans, net at end of period	$1,915,754	$2,008,884
Allowance for loan losses to period-end noncovered loans	3.18%	2.66%

For the fourth quarter 2010, the provision for noncovered loan losses was $3.8 million compared to $15.0 million for the same quarter last year, and $9.0 million for the prior quarter. The allowance for noncovered loan losses to noncovered period-end loans was 3.18% at December 31, 2010 compared to 2.66% and 3.22% at December 31, 2009 and September 30, 2010, respectively. During the quarter, the company also had a provision expense of $5.6 million on covered loans. Provision expense for covered loans is offset at 80% by an increase through noninterest income in the balance of the FDIC indemnification asset.

Noncovered past due loans were $10.6 million at December 31, 2010, or 0.55% of total non- covered loans compared to $12.8 million, or 0.66% of total noncovered loans, as of September 30, 2010 and $9.1 million, or 0.45% of total loans, as of December 31, 2009.

Ms. Dressel commented, “Although our nonperforming assets increased slightly during the fourth quarter, we see general improvement in our overall loan quality. At the end of December, 2010, our criticized and classified asset totals were at their lowest level since December 2008. In light of the continued uncertainties in the economy, we have increased the level of our allowance for loan losses relative to total loans.”

Fourth Quarter 2010 Operating Results

Net Interest Income

Net interest income for the fourth quarter of 2010 was $38.8 million, an increase of $9.0 million from $29.8 million for the fourth quarter 2009, primarily due to the impact of the addition of the two FDIC-assisted loan portfolios. For the year ended December 31, 2010, net interest income was $164.8 million, an increase of 43% from $115.4 million a year earlier.

Columbia’s net interest margin was 4.35 % for the fourth quarter 2010, up from 4.30% for the fourth quarter of 2009. On a quarterly basis, the net interest margin was 4.78% for the first quarter of 2010, 4.66% for the second quarter of 2010, and 5.24% in the third quarter of 2010. Interest reversals impacting the net interest margin for the fourth quarter 2010 were $469 thousand, representing approximately 5 basis points.

Average interest-earning assets increased 28% to $3.68 billion in the fourth quarter of 2010, from $2.87 billion in the fourth quarter of 2009. The yield on average interest-earning assets decreased 28 basis points to 4.84% in the fourth quarter of 2010, from 5.12% in the fourth quarter of 2009. During the same period, average interest-bearing liabilities increased to $2.63 billion from $2.04 billion last year. The cost of average interest-bearing liabilities decreased 47 basis points to 0.69% in the fourth quarter of 2010, compared with 1.16% in the fourth quarter of 2009.

For the year ending December 31, 2010, Columbia’s net interest margin increased to 4.76% from 4.33% a year earlier. Average interest-earning assets increased to $3.58 billion for the year 2010 from $2.78 billion for 2009. The yield on average interest-earning assets increased 3 basis points to 5.35% in 2010, from 5.32% in 2009. Average interest-bearing liabilities were $2.63 billion compared to $2.07 billion for 2009. The cost of average interest-bearing liabilities decreased 54 basis points to 0.80% in 2010, compared with 1.34% for 2009. Interest reversals impacting the net interest margin for 2010 were $1.6 million, representing approximately 4 basis points.

Noninterest income

Total noninterest income for the fourth quarter 2010 was $15.9 million, up from $8.5 million a year earlier. The increase is primarily due to a $6.0 million change in the indemnification asset for the quarter.

For the year ended December 31, 2010, noninterest income was $52.8 million, an increase of $23.1 million from $29.7 million in 2009. The increase in noninterest income was impacted by a change in the indemnification asset of $4.9 million.

The table below illustrates the effect on noninterest income for the change in the FDIC indemnification asset, and the gain on bank acquisition for the three months and full year ended December 31, 2010.

(in thousands)	Three Months Ended December 31, 2010	Twelve Months Ended December 31, 2010
Noninterest Income	$15,888	$52,781
Change in Indemnification Asset	(6,045)	(4,908)
Gain on Bank Acquisition		(9,818)

As Adjusted	$9,843	$38,055

Noninterest expense

Noninterest expense for the fourth quarter of 2010 was $35.0 million, an increase of 53% from $22.8 million a year earlier. The addition of operating expenses for the two 2010 FDIC acquisitions was the primary reason for the increase, as well as costs of other real estate owned. In addition, regulatory premiums increased $517 thousand, or 49%, from the fourth quarter of 2009, resulting from increased FDIC assessment rates. Other real estate owned balances, excluding covered OREO, increased to $31.0 million at December 31, 2010, compared to $19.0 million at December 31, 2009, contributing to a $1.3 million increase in the cost of operating other real estate owned from December 31, 2009.

Capital

The Company’s total risk-based capital ratio at December 31, 2010 exceeded 24%, more than double the minimum of 10% required to be “well-capitalized” under applicable regulatory standards. Our excess capital over and above the 10% minimum was approximately $369 million at December 31, 2010. At the end of the year 2010, our tangible common equity to tangible assets ratio stood at 14.0%, unchanged from September 30, 2010, and up from 13.7% at June 30, 2010 and 11.4% at December 31, 2009.

On August 11, 2010, Columbia redeemed all 76,898 shares of Series A preferred stock, originally issued to the U.S. Department of the Treasury on November 21, 2008 for approximately $76.9 million in capital under its Capital Purchase Program (“CPP”). During the third quarter, the Company paid a total of $77.8 million to the Treasury, consisting of $76.9 million in principal and $918,504 in accrued and unpaid dividends. Additionally, on September 1, 2010, the Company repurchased the common stock warrant issued to the U.S. Treasury in conjunction with the CPP for $3.3 million. The warrant repurchase, along with the August redemption of the entire amount of Series A preferred stock, represents full repayment of all CPP obligations and cancellation of all equity interests in the Company held by the U.S. Treasury. Earnings available to common shareholders were reduced by $2.3 million by the repayment of the $76.9 million, representing the remaining unamortized discount on the preferred stock.

Organizational Update

Ms. Dressel said, “During the fourth quarter, we moved forward with our strategies designed to increase our market share and continued to expand our geographic footprint. We opened a full service branch in Salem, Oregon, our first branch in Marion County. In addition to taking advantage of the opportunity to reach new customers through an expanded footprint, our plans call for enhancing our presence in our current markets. We recently relocated our Redmond, Washington branch to a more convenient location, reflecting our long-term commitment to the community.”

“During 2010, we were once again gratified to receive recognition as one of the best places to work in Washington,” Ms. Dressel noted. “We were awarded second place in the Extra Large category in the Puget Sound Business Journal’s “Washington’s Best Workplaces 2010”, and third place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work for 2010.”

“While we expect the economic climate to be hampered by a slow recovery, we are optimistic about the opportunities ahead,” Ms. Dressel commented. “We will continue our initiatives to deploy our capital effectively and remain focused on expense control to ultimately achieve our target efficiency ratio. Our capital position enhances our ability to consider strategic acquisitions, focus on organic growth and continue to hire talented team members to further augment our market share.”

Conference Call

Columbia’s management will discuss the fourth quarter and full year 2010 results on a conference call scheduled for Friday, February 4, 2011 at 10:00 a.m.. PST (1:00 p.m. EST). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #42219722.

A conference call replay will be available from approximately 11:00 a.m. PST on February 4, 2011 through 9:00 p.m. PST on February 11, 2011. The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code #42219722.

Annual Meeting of Shareholders

Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PDT on April 27, 2011, at the William W. Philip Hall at the University of Washington Tacoma., 1900 Commerce Street, Tacoma, Washington 98402. The Hall is named in honor of William W. “Bill” Philip, who had a seminal role in establishing UW Tacoma, and was a co-founder of Columbia Bank.

Directions and parking information are available at www.tacoma.washington.edu/conference.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was awarded third place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work For 2010 and was designated one of Puget Sound Business Journal’s “Washington’s Best Workplaces 2010”.

With the January, 2010 FDIC-assisted acquisitions of Columbia River Bank and American Marine Bank, Columbia Banking System has 84 banking offices, including 59 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook. More information about Columbia can be found on its website at www.columbiabank.com.

Source: Columbia Banking System, Inc.

# # #

Note Regarding Forward-Looking Statements

This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited	Three Months Ended December 31,		Year Ended December 31,
(in thousands except per share)	2010	2009	2010	2009
Earnings
Net interest income	$38,816	$29,800	$164,787	$115,352
Provision for loan and lease losses, excluding covered loans	$3,791	$15,000	$41,291	$63,500
Noninterest income	$15,888	$8,526	$52,781	$29,690
Noninterest expense	$34,985	$22,847	$137,147	$94,488
Net income (loss)	$12,608	$1,552	$30,784	$(3,968)
Net income (loss) applicable to common shareholders	$12,608	$447	$25,837	$(8,371)

Per Common Share
Earnings (loss) (basic)	$0.32	$0.02	$0.73	$(0.38)
Earnings (loss) (diluted)	$0.32	$0.02	$0.72	$(0.38)

Averages
Total assets	$4,354,890	$3,177,098	$4,248,590	$3,084,421
Interest-earning assets	$3,682,951	$2,872,842	$3,583,728	$2,783,862
Loans	$2,450,793	$2,034,903	$2,485,650	$2,124,574
Securities	$726,470	$643,716	$720,152	$584,028
Deposits	$3,343,920	$2,453,553	$3,270,923	$2,378,176
Core deposits	$2,992,417	$2,039,533	$2,828,246	$1,945,039
Interest-bearing deposits	$2,458,466	$1,890,479	$2,452,602	$1,866,917
Interest-bearing liabilities	$2,627,804	$2,041,761	$2,626,044	$2,067,014
Noninterest-bearing deposits	$885,454	$563,074	$818,321	$511,259
Shareholders’ equity	$707,319	$530,804	$668,469	$462,167

Financial Ratios
Return on average assets	1.15%	0.19%	0.72%	-0.13%
Return on average common equity	7.07%	0.39%	4.15%	-2.16%
Average equity to average assets	16.24%	16.71%	15.73%	14.98%
Net interest margin	4.35%	4.30%	4.76%	4.33%
Efficiency ratio (tax equivalent)(1)	65.33%	58.12%	67.56%	61.53%

	December 31,
	2010	2009
Period end
Total assets	$4,256,363	$3,200,930
Covered assets, net	$531,504	$—
Loans, excluding covered loans	$1,915,754	$2,008,884
Allowance for loan and lease losses	$60,993	$53,478
Securities	$781,774	$631,645
Deposits	$3,327,269	$2,482,705
Core deposits	$2,998,482	$2,072,821
Shareholders’ equity	$706,878	$528,139
Book value per common share	$17.97	$16.13
Nonperforming assets, excluding covered assets
Nonaccrual loans	$89,163	$110,431
Restructured loans accruing interest	6,505	60
Other real estate owned and other personal property owned	30,991	19,037

Total nonperforming assets, excluding covered assets	$126,659	$129,528

Nonperforming loans to period-end loans, excluding covered loans	4.99%	5.50%
Nonperforming assets to period-end assets, excluding covered assets	3.40%	4.05%
Allowance for loan and lease losses to period-end loans, excluding covered loans	3.18%	2.66%
Allowance for loan and lease losses to nonperforming loans, excluding covered loans	63.75%	48.40%
Allowance for loan and lease losses to nonperforming assets, excluding covered assets	48.16%	41.29%
Net loan charge-offs	$33,776 (2)	$52,769 (3)

(1)	Noninterest expense, excluding net cost of operation of other real estate divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, proceeds from redemption of Visa and Mastercard shares, gain on bank acquisition, incremental interest income accretion on the acquired loan portfolio and the change in FDIC indemnification asset.
(2)	For the twelve months ended December 31, 2010.
(3)	For the twelve months ended December 31, 2009.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited	December 31,
(in thousands)	2010		2009
Loan Portfolio Composition
Loans not covered under FDIC loss share agreements:
Commercial business	$795,369	41.5%	$744,440	37.1%

Real Estate:
One-to-four family residential	49,383	2.6%	63,364	3.2%
Five or more family residential and commercial	794,329	41.5%	856,260	42.6%

Total Real Estate	843,712	44.1%	919,624	45.8%

Real Estate Construction:
One-to-four family residential	67,961	3.5%	107,620	5.3%
Five or more family residential and commercial	30,185	1.6%	41,829	2.1%

Total Real Estate Construction	98,146	5.1%	149,449	7.4%
Consumer	182,017	9.5%	199,987	9.9%

Subtotal loans	1,919,244	100.2%	2,013,500	100.2%
Less: Deferred loan fees	(3,490)	-0.2%	(4,616)	-0.2%

Total loans not covered under FDIC loss share agreements, net of deferred fees	1,915,754	100.0%	2,008,884	100.0%

Loans covered under FDIC loss share agreements:
Covered loans	517,061		—

Total loans, net	$2,432,815		$2,008,884

Loans held for sale	$754		$—

	December 31,
	2010		2009
Deposit Composition
Core deposits:
Demand and other non-interest bearing	$895,671	26.9%	$574,687	23.1%
Interest bearing demand	672,307	20.2%	499,922	20.1%
Money market	920,831	27.7%	604,229	24.3%
Savings	210,995	6.3%	139,406	5.6%
Certificates of deposit less than $100,000	298,678	9.0%	254,577	10.3%

Total core deposits	2,998,482	90.1%	2,072,821	83.4%

Certificates of deposit greater than $100,000	266,708	8.0%	259,794	10.5%
Wholesale certificates of deposit (CDARS®)	38,312	1.2%	96,314	3.9%
Wholesale certificates of deposit	23,155	0.7%	53,776	2.2%

Subtotal	3,326,657	100.0%	2,482,705	100.0%
Premium resulting from acquisition date fair value adjustment	612		—

Total Deposits	$3,327,269		$2,482,705

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

	Three Months Ended
Unaudited	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands except per share)	2010	2010	2010	2010	2009
Earnings
Net interest income	$38,816	$46,965	$40,732	$38,274	$29,800
Provision for loan and lease losses, excluding covered loans	$3,791	$9,000	$13,500	$15,000	$15,000
Noninterest income	$15,888	$5,183	$13,237	$18,473	$8,526
Noninterest expense	$34,985	$33,520	$34,745	$33,897	$22,847
Net income	$12,608	$5,204	$5,056	$7,916	$1,552
Net income applicable to common shareholders	$12,608	$2,474	$3,946	$6,809	$447

Per Common Share
Earnings (basic)	$0.32	$0.06	$0.11	$0.24	$0.02
Earnings (diluted)	$0.32	$0.06	$0.11	$0.24	$0.02
Book value	$17.97	$17.92	$17.83	$16.44	$16.13

Averages
Total assets	$4,354,890	$4,360,913	$4,327,894	$3,945,042	$3,177,098
Interest-earning assets	$3,682,951	$3,654,932	$3,624,548	$3,368,241	$2,872,842
Loans, including covered loans	$2,450,793	$2,500,302	$2,550,813	$2,440,415	$2,034,903
Securities	$726,470	$715,201	$728,169	$710,648	$643,716
Deposits	$3,343,920	$3,297,583	$3,303,661	$3,135,949	$2,453,553
Core deposits	$2,992,417	$2,887,044	$2,820,378	$2,608,279	$2,039,533
Interest-bearing deposits	$2,458,466	$2,467,763	$2,487,757	$2,395,562	$1,890,479
Interest-bearing liabilities	$2,627,804	$2,640,738	$2,663,584	$2,571,588	$2,041,761
Noninterest-bearing deposits	$885,454	$829,820	$815,904	$740,387	$563,074
Shareholders’ equity	$707,319	$739,155	$684,929	$539,856	$530,804

Financial Ratios
Return on average assets	1.15%	0.47%	0.47%	0.81%	0.19%
Return on average common equity	7.07%	1.39%	2.59%	5.93%	0.39%
Average equity to average assets	16.24%	16.95%	15.83%	13.68%	16.71%
Net interest margin	4.35%	5.24%	4.66%	4.78%	4.30%
Efficiency ratio (tax equivalent)	65.33%	68.33%	68.15%	67.03%	58.12%

Period end
Total assets	$4,256,363	$4,245,260	$4,289,115	$4,133,812	$3,200,930
Covered assets, net	$531,504	$577,817	$599,306	$634,443	$—
Loans, excluding covered loans	$1,915,754	$1,934,162	$1,945,972	$1,949,609	$2,008,884
Allowance for loan and lease losses	$60,993	$62,334	$59,748	$56,981	$53,478
Securities	$781,774	$710,649	$727,825	$736,939	$631,645
Deposits	$3,327,269	$3,306,886	$3,284,947	$3,371,165	$2,482,705
Core deposits	$2,998,482	$2,934,451	$2,831,319	$2,856,186	$2,072,821
Shareholders’ equity	$706,878	$704,692	$775,295	$538,721	$528,139

Nonperforming assets, excluding covered assets
Nonaccrual loans	$89,163	$91,406	$108,409	$105,565	$110,431
Restructured loans accruing interest	6,505	6,482	687	287	60

Other real estate owned and other personal property owned	30,991	23,259	22,814	20,726	19,037

Total nonperforming assets, excluding covered assets	$126,659	$121,147	$131,910	$126,578	$129,528

Nonperforming loans to period-end loans, excluding covered loans	4.99%	5.06%	5.61%	5.43%	5.50%

Nonperforming assets to period-end assets, excluding covered assets	3.40%	3.30%	3.57%	3.62%	4.05%
Allowance for loan and lease losses to period-end loans, excluding covered loans	3.18%	3.22%	3.07%	2.92%	2.66%
Allowance for loan and lease losses to nonperforming loans, excluding covered loans	63.75%	63.68%	54.77%	53.83%	48.40%
Allowance for loan and lease losses to nonperforming assets, excluding covered assets	48.16%	51.45%	45.29%	45.02%	41.29%
Net loan charge-offs	$5,132	$6,414	$10,733	$11,497	$13,210

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Columbia Banking System, Inc.

	Three Months Ended		Year Ended
(Unaudited)	December 31,		December 31,
(in thousands except per share)	2010	2009	2010	2009
Interest Income
Loans	$36,523	$28,860	$157,292	$117,062
Taxable securities	4,163	4,570	18,276	17,300
Tax-exempt securities	2,360	2,200	9,348	8,458
Federal funds sold and deposits in banks	323	146	963	215

Total interest income	43,369	35,776	185,879	143,035

Interest Expense
Deposits	3,451	4,953	16,733	23,250
Federal Home Loan Bank and Federal Reserve Bank borrowings	710	643	2,841	2,759
Long-term obligations	260	260	1,029	1,197
Other borrowings	132	120	489	477

Total interest expense	4,553	5,976	21,092	27,683

Net Interest Income	38,816	29,800	164,787	115,352
Provision for loan and lease losses, excluding covered loans	3,791	15,000	41,291	63,500
Provision for losses on covered loans	5,602	—	6,055	—

Net interest income after provision	29,423	14,800	117,441	51,852

Noninterest Income
Gain on bank acquisition	—	—	9,818	—
Service charges and other fees	6,314	4,199	24,698	15,181
Merchant services fees	1,797	1,714	7,502	7,321
Redemption of Visa and Mastercard shares	—	—	—	49
Gain on sale of investment securities, net	—	1,077	58	1,077
Bank owned life insurance	500	491	2,041	2,023
Change in indemnification asset	6,045	—	4,908	—
Other	1,232	1,045	3,756	4,039

Total noninterest income	15,888	8,526	52,781	29,690

Noninterest Expense
Compensation and employee benefits	17,723	11,258	69,780	47,275
Occupancy	4,260	3,123	16,814	12,128
Merchant processing	925	860	4,364	3,449
Advertising and promotion	828	268	3,081	1,943
Data processing and communications	1,846	1,073	8,769	4,047
Legal and professional fees	1,100	1,092	5,684	3,871
Taxes, licenses and fees	803	503	2,858	2,478
Regulatory premiums	1,575	1,058	6,485	5,777
Net cost of operation of other real estate	1,589	271	787	861
Amortization of intangibles	1,036	249	3,922	1,046
Other	3,300	3,092	14,603	11,613

Total noninterest expense	34,985	22,847	137,147	94,488

Income (loss) before income taxes	10,326	479	33,075	(12,946)
Income tax provision (benefit)	(2,282)	(1,073)	2,291	(8,978)

Net Income (Loss)	$12,608	$1,552	$30,784	$(3,968)

Net Income (Loss) Applicable to Common Shareholders	$12,608	$447	$25,837	$(8,371)

Earnings (loss) per common share
Basic	$0.32	$0.02	$0.73	$(0.38)
Diluted	$0.32	$0.02	$0.72	$(0.38)
Dividends paid per common share	$0.01	$0.01	$0.04	$0.07
Weighted average number of common shares outstanding	38,981	27,841	35,209	21,854
Weighted average number of diluted common shares outstanding	39,109	27,924	35,392	21,854

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited)			December 31,	December 31,
(in thousands)			2010	2009
ASSETS
Cash and due from banks			$55,492	$55,802
Interest-earning deposits with banks			458,638	249,272

Total cash and cash equivalents			514,130	305,074
Securities available for sale at fair value (amortized cost of $743,928 and $602,675, respectively)			763,866	620,038
Federal Home Loan Bank stock at cost			17,908	11,607
Loans held for sale			754	—
Loans, excluding covered loans, net of deferred loan fees of ($3,490) and ($4,616), respectively			1,915,754	2,008,884
Less: allowance for loan and lease losses			60,993	53,478

Loans, excluding covered loans, net			1,854,761	1,955,406
Covered loans, net of allowance for loan losses			517,061	—

Total loans, net			2,371,822	1,955,406
FDIC indemnification asset			170,705	—
Interest receivable			11,164	10,335
Premises and equipment, net			93,108	62,670
Other real estate owned, covered under FDIC loss sharing agreements			14,443	—
Other real estate owned			30,991	19,037

Total other real estate owned			45,434	19,037
Goodwill			109,639	95,519
Core deposit intangible, net			18,696	4,863
Other assets			139,137	116,381

Total Assets			$4,256,363	$3,200,930

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing			$895,671	$574,687
Interest-bearing			2,431,598	1,908,018

Total deposits			3,327,269	2,482,705
Federal Home Loan Bank advances			119,405	100,000
Securities sold under agreements to repurchase			25,000	25,000
Other borrowings			642	86
Long-term subordinated debt			25,735	25,669
Other liabilities			51,434	39,331

Total liabilities			3,549,485	2,672,791
Commitments and contingent liabilities
	December 31, 2010	December 31, 2009
Preferred stock (no par value, 76,898 aggregate liquidation preference)
Authorized shares	2,000	2,000
Issued and outstanding	—	77	—	74,301
Common Stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	39,338	28,129	576,905	348,706
Retained earnings			117,692	93,316
Accumulated other comprehensive income			12,281	11,816

Total shareholders’ equity			706,878	528,139

Total Liabilities and Shareholders’ Equity			$4,256,363	$3,200,930